November 10, 2005

Mail Stop 3561

Wendy L. Aumiller
Vice President and Treasurer
The Union Light, Heat and Power Company
139 East Fourth Street
Cincinnati, OH  45202

	Re:	The Union Light, Heat and Power Company
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed February 25, 2005
		Forms 10-Q for Fiscal Quarters Ended
		March 31, 2005 and June 30, 2005
		Filed May 10, 2005 and August 4, 2005
		File No. 2-07793

Dear Ms. Aumiller:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								George F. Ohsiek, Jr.
								Branch Chief